================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                               Overstock.com, Inc.
                               -------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    690370101
                                 --------------
                                 (CUSIP Number)


                                   MAY 1, 2006
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]  Rule 13d-1(b)
              Rule 13d-1(c)
              Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

Cusip No. 690370101                      13G                  Page 2 of 22 Pages
--------------------------------------------------------------------------------
  1     Names of Reporting Person/
        I.R.S. Identification Nos. of Above Persons (Entities Only)

        V. PREM WATSA
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        CANADIAN
--------------------------------------------------------------------------------
       NUMBER OF       5     SOLE VOTING POWER

        SHARES
                       ---------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY              2,847,174
                       ---------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

       REPORTING
                       ---------------------------------------------------------
      PERSON WITH      8     SHARED DISPOSITIVE POWER

                             2,847,174
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,847,174
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.6%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

Cusip No. 690370101                      13G                  Page 3 of 22 Pages
--------------------------------------------------------------------------------
  1     Names of Reporting Person/
        I.R.S. Identification Nos. of Above Persons (Entities Only)

        1109519 ONTARIO LIMITED
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        ONTARIO, CANADA
--------------------------------------------------------------------------------
       NUMBER OF       5     SOLE VOTING POWER

        SHARES
                       ---------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY              2,847,174
                       ---------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

       REPORTING
                       ---------------------------------------------------------
      PERSON WITH      8     SHARED DISPOSITIVE POWER

                             2,847,174
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,847,174
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.6%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

Cusip No. 690370101                      13G                  Page 4 of 22 Pages
--------------------------------------------------------------------------------
  1     Names of Reporting Person/
        I.R.S. Identification Nos. of Above Persons (Entities Only)

        THE SIXTY TWO INVESTMENT COMPANY LIMITED
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        BRITISH COLUMBIA, CANADA
--------------------------------------------------------------------------------
     NUMBER OF         5     SOLE VOTING POWER

      SHARES
                       ---------------------------------------------------------
   BENEFICIALLY        6     SHARED VOTING POWER

     OWNED BY                2,847,174
                       ---------------------------------------------------------
       EACH            7     SOLE DISPOSITIVE POWER

    REPORTING
                       ---------------------------------------------------------
   PERSON WITH         8     SHARED DISPOSITIVE POWER

                             2,847,174
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,847,174
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.6%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

Cusip No. 690370101                      13G                  Page 5 of 22 Pages
--------------------------------------------------------------------------------
  1     Names of Reporting Person/
        I.R.S. Identification Nos. of Above Persons (Entities Only)

        810679 ONTARIO LIMITED
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        ONTARIO, CANADA
--------------------------------------------------------------------------------
     NUMBER OF         5     SOLE VOTING POWER

      SHARES
                       ---------------------------------------------------------
   BENEFICIALLY        6     SHARED VOTING POWER

     OWNED BY                2,847,174
                       ---------------------------------------------------------
       EACH            7     SOLE DISPOSITIVE POWER

    REPORTING
                       ---------------------------------------------------------
   PERSON WITH         8     SHARED DISPOSITIVE POWER

                             2,847,174
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,847,174
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.6%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

Cusip No. 690370101                      13G                  Page 6 of 22 Pages
--------------------------------------------------------------------------------
  1     Names of Reporting Person/
        I.R.S. Identification Nos. of Above Persons (Entities Only)

        FAIRFAX FINANCIAL HOLDINGS LIMITED
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        CANADA
--------------------------------------------------------------------------------
       NUMBER OF       5     SOLE VOTING POWER

        SHARES
                       ---------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY              2,847,174
                       ---------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

       REPORTING
                       ---------------------------------------------------------
      PERSON WITH      8     SHARED DISPOSITIVE POWER

                             2,847,174
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,847,174
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.6%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

Cusip No. 690370101                      13G                  Page 7 of 22 Pages
--------------------------------------------------------------------------------
  1     Names of Reporting Person/
        I.R.S. Identification Nos. of Above Persons (Entities Only)

        ODYSSEY RE HOLDINGS CORP.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
       NUMBER OF       5     SOLE VOTING POWER

        SHARES
                       ---------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY              1,427,954
                       ---------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

       REPORTING
                       ---------------------------------------------------------
      PERSON WITH      8     SHARED DISPOSITIVE POWER

                             1,427,954
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,427,954
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.8%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

Cusip No. 690370101                      13G                  Page 8 of 22 Pages
--------------------------------------------------------------------------------
  1     Names of Reporting Person/
        I.R.S. Identification Nos. of Above Persons (Entities Only)

        ODYSSEY AMERICA REINSURANCE CORPORATION
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        CONNECTICUT
--------------------------------------------------------------------------------
       NUMBER OF       5     SOLE VOTING POWER

        SHARES
                       ---------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY              1,427,954
                       ---------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

       REPORTING
                       ---------------------------------------------------------
      PERSON WITH      8     SHARED DISPOSITIVE POWER

                             1,427,954
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,427,954
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.8%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        IC
--------------------------------------------------------------------------------

Cusip No. 690370101                      13G                  Page 9 of 22 Pages
--------------------------------------------------------------------------------
  1     Names of Reporting Person/
        I.R.S. Identification Nos. of Above Persons (Entities Only)

        UNITED STATES FIRE INSURANCE COMPANY
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [ ]
                                                                     (b) [X]

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
       NUMBER OF       5     SOLE VOTING POWER

        SHARES
                       ---------------------------------------------------------
     BENEFICIALLY      6     SHARED VOTING POWER

       OWNED BY              1,363,467
                       ---------------------------------------------------------
         EACH          7     SOLE DISPOSITIVE POWER

       REPORTING
                       ---------------------------------------------------------
      PERSON WITH      8     SHARED DISPOSITIVE POWER

                             1,363,467
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,363,467
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        IC
--------------------------------------------------------------------------------

ITEM 1.(a)   NAME OF ISSUER:

Overstock.com, Inc.


ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

6322 South 3000 East, Suite 100, Salt Lake City, Utah,  84121


ITEM 2.(a)   NAME OF PERSON FILING:

     This statement is being jointly filed by the following persons (collectively, the "Reporting Persons"):

     1.   V. Prem Watsa, an individual;

     2. 1109519 Ontario Limited ("1109519"), a corporation incorporated under the laws of Ontario;

     3. The Sixty Two Investment Company Limited ("Sixty Two"), a corporation incorporated under the laws of British Columbia;

     4. 810679 Ontario Limited ("810679"), a corporation incorporated under the laws of Ontario;

     5. Fairfax Financial Holdings Limited ("Fairfax"), a corporation incorporated under the laws of Canada;

     6. Odyssey Re Holdings Corp. ("OdysseyRe"), a corporation incorporated under the laws of Delaware;

     7. Odyssey America Reinsurance Corporation ("Odyssey America"), a corporation incorporated under the laws of Connecticut; and

     8. United States Fire Insurance Company ("US Fire"), a corporation incorporated under the laws of Delaware.


ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The addresses of the Reporting Persons are as follows:

     1. Mr. Watsa's business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

     2. The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada,
          M5J 2N7;

     3. The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3;

     4. The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

     5. The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada,
          M5J 2N7;

     6. The principal business address and principal office address of OdysseyRe is 300 First Stamford Place, Stamford, Connecticut 06902; and

     7. The principal business address and principal office address of Odyssey America is 300 First Stamford Place, Stamford, Connecticut 06902.

     8. The principal business address and principal office address of US Fire is 305 Madison Avenue, Morristown, New Jersey 07962.


ITEM 2(c)    CITIZENSHIP:

V. Prem Watsa is a citizen of Canada.


ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

Common Stock


ITEM 2(e)    CUSIP NUMBER:

690370101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] An Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  [ ]  An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E);

     (f)  [ ]  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

     (g)  [ ]  A parent holding company or control person, in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  |X|  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Mr. Watsa, 1109519, Sixty Two and 810679 are filing this Schedule 13G under Rule 13d-1(b) pursuant to a no-action letter dated June 8, 1994 from the Commission to Fairfax.


ITEM 4.    OWNERSHIP.

Based on the most recent information available, the aggregate number and percentage of the shares of common stock (the "Shares") of Overstock.com, Inc. ("Overstock") that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this
Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

Shares reported as beneficially owned include Shares issuable upon conversion of certain convertible debt securities of Overstock.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, OdysseyRe, Odyssey America or US Fire that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Mr. Watsa, directly, and indirectly through 1109519, Sixty Two and 810679, beneficially owns shares representing 48.4% of the total votes attached to all classes of shares of Fairfax. Fairfax indirectly owns a majority of the outstanding shares of common stock of OdysseyRe. Odyssey America is a wholly-owned subsidiary of OdysseyRe. The North River Insurance Company is a wholly-owned subsidiary of Fairfax. US Fire is a wholly-owned subsidiary of Fairfax. Fairfax indirectly owns a majority of the outstanding shares of Northbridge Financial Corporation. Lombard General Insurance Company is a wholly-owned subsidiary of Northbridge Financial Corporation. See Exhibit Number 1.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See attached Exhibit No. 2.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

Not applicable


ITEM 10.  CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 9, 2006                        V. Prem Watsa


                                            /s/ V. Prem Watsa
                                            ------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 9, 2006                        1109519 Ontario Limited


                                            By:  /s/ V. Prem Watsa
                                                 -------------------------------
                                                 Name:   V. Prem Watsa
                                                 Title:  President

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 9, 2006                    The Sixty Two Investment Company Limited


                                        By: /s/ V. Prem Watsa
                                            ------------------------------------
                                            Name:   V. Prem Watsa
                                            Title:  President

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 9, 2006                        810679 Ontario Limited


                                            By: /s/ V. Prem Watsa
                                                --------------------------------
                                                Name:   V. Prem Watsa
                                                Title:  President

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 9, 2006                        Fairfax Financial Holdings Limited


                                            By: /s/ Paul Rivett
                                                --------------------------------
                                                Name:   Paul Rivett
                                                Title:  Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 9, 2006                     Odyssey Re Holdings Corp.


                                         By: /s/ Robert Giammarco
                                             -----------------------------------
                                             Name:  Robert Giammarco
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 9, 2006                     Odyssey America Reinsurance Corporation


                                         By: /s/ Robert Giammarco
                                             -----------------------------------
                                             Name:  Robert Giammarco
                                             Title: Executive Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  June 9, 2006                        United States Fire Insurance Company


                                            By: /s/ Carol Ann Soos
                                                --------------------------------
                                                Name:  Carol Ann Soos
                                                Title: Vice President

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
-----------    -----------
     1         Identification and classification of relevant subsidiaries.

     2         Members of filing group.

     3         Joint Filing Agreement dated as of June 9, 2006 among V. Prem
               Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company
               Limited, 810679 Ontario Limited, Fairfax Financial Holdings
               Limited, Odyssey Re Holdings Corp., Odyssey America Reinsurance
               Corporation and United States Fire Insurance Company.